Exhibit 15(b)

WILSHIRE TARGET FUNDS

Shareholder Servicing Plan (Qualified Class Shares)

(Effective as of June 7, 1999)

        This Plan (the "Plan"), as amended from time, constitutes the Shareholder Servicing Plan with respect to the Qualified Class shares of each series of shares of beneficial interest heretofore or hereinafter organized (each a "Portfolio," and collectively, "the Portfolios") of WILSHIRE TARGET FUNDS, INC., a Maryland corporation (the "Corporation").

        The Corporation, on behalf of the Qualified Class shares of each Portfolio, will pay to banks and their affiliates, other institutions and service professionals (including broker-dealers) and other entities which shall from time to time serve in accordance with a written contract as shareholder servicing agent of the Qualified Class Shares (each, a "Servicing Agent"), a fee (the "Shareholder Servicing Fee") for services rendered and expenses borne by the Servicing Agent in connection with the provision of certain services provided to Qualified Class shareholders, at an annual rate not to exceed 0.15% of a Portfolio's average daily net assets attributable to Qualified Class shares. Such services may include (and are in addition to any such general services provided to a Portfolio as a whole): (i) communicating directly with, and responding to inquires from, shareholders regarding the Portfolios' operations, portfolio composition and performance; (ii) providing information to the Portfolios with respect to Portfolio shares attributable to shareholders' accounts; (iii) printing and mailing to shareholders copies of the Portfolios' prospectuses and shareholder communications from the Portfolios (including proxy materials, periodic Portfolio reports to shareholders, annual and semi-annual financial statements and dividend, distribution and tax notices) and other materials that the Portfolios are required by law or otherwise to provide to its shareholders; (iv) facilitating tabulation and reporting with respect to shareholders'  responses  to  Portfolio  proxy  solicitations;  (v)  aggregating purchase and redemption orders for shares of the Portfolios held by Separate Accounts investing in the Portfolio (the "Separate Accounts"); (vi) recording issuances and transfers of shares of the Portfolios held by the Separate Accounts; (vii) processing and reinvesting dividends and distributions of the Portfolios held by the Separate Accounts; (viii) providing financial consultants' advice with respect to inquiries related to the Portfolios (not including information about performance or related to sales); and (ix) providing such other similar services as the Portfolios may reasonably request to the extent permitted or required under applicable statutes, rules and regulations or as mutually agreed to by the Shareholder Servicing Agent and the Corporation and relieve the Portfolios of other usual or incidental administrative services provided to individual shareholders.